Exhibit 99.1

MORE QUESTIONS YOU MIGHT HAVE

(March 2, 2017)

Communications

1.              Will there be a dedicated space located on the MJN SharePoint platform for a non-static Q&A answer sharing by MJN employees?  Will the questions/answers of all be posted so that we can all learn from each other’s questions?

Until the deal closes, we’re limited to what we can communicate and the extent to which we can engage across our companies, but we’ll do our best to answer your questions.  We have set up the “About RB” employee portal for the latest news and information regarding Mead Johnson’s merger into RB.  Posted there will be answers to most of the questions submitted by MJN employees through MJN-RB_Questions@mjn.com.  Very specific and/or personal questions will be answered on an individual basis.

Integration — Organization

2.              MJN has a number of plants in the U.S. and around the world.  Will those be centralized/consolidated into RB locations or will they continue as stand-alone facilities?

It’s too early in the planning and integration process to be able to provide specific details surrounding the new organization and future business plans.  However, MJN plants are highly specialized, and RB has nothing like them in their current supply chain network.

3.              How will MJN customer service and marketing be positioned within the new structure? Will the CRC remain in Evansville?

It’s too early in the planning and integration process to be able to provide specific details regarding the new combined organization and long-term business plans.

4.              Will the RB-MJN IT/SAP teams consolidate in the near future?  If yes, how soon might that be?

Until closing of the merger agreement, RB and MJN will continue to operate as independent, unaffiliated companies.  Beyond that time, it’s too early in the planning and integration process to be able to provide specific details regarding the new combined organization and long-term business plans.  However, during the Q&A session at the Evansville Town Hall held on Monday, February 13, RB CEO Rakesh Kapoor indicated that RB was behind MJN in terms of its systems integrations and was looking to emulate MJN’s successful conversion to SAP.

5.              With RB based in London, what are the implications (financial, accounting and tax) of becoming a UK-based versus a US-based enterprise?  Would MJN AP continue to exist?

It’s too early in the planning and integration process to be able to provide specific details surrounding the new combined organization and long-term business plans.

6.              Will current projects to support supply to China be continued?

Until the close of the deal, it remains business as usual for both companies.

Of course, as the world’s second largest dairy market, China is very important to Mead Johnson. RB and MJN both have an optimistic view of China’s market potential in the future.  MJN’s recent agreement to acquire additional capacity and capabilities in Australia reflects that positive view.

That said, it’s too early in the planning and integration process to be able to provide specific details regarding the new combined organization and long-term business plans.

7.              In many news articles, £200 MM savings in synergies have been mentioned — what does that imply?

Following any acquisition, the combined organization typically looks for efficiencies.  However, during the Q&A session at the Glenview Town Hall held on Tuesday, February 14, RB CEO Rakesh Kapoor indicated that RB’s synergy target for the MJN acquisition was — on a percentage basis — about half of what they would typically seek.  This is a tangible reinforcement of the fact that this deal is less about cost cutting and more about growth acceleration and long-term expansion potential.

It is important to note that the target timing to achieve the £200 million in synergies is by the end of Year 3 (2020) — not at close or by the end of 2017.  Headcount is not considered a driver of synergies.  Any cost savings will arise principally from removing duplication in support functions and leveraging the enhanced scale of the combined business.  There will be a focus on the procurement of raw and packaging materials, advertising and promotional expenditure and other spending.

There may unfortunately be some job losses as a result.  RB has committed to working as quickly and vigorously as possible — first to understand how we are set up, and then to design a way forward.  Where they’re sure no change is required, they’ve committed to communicating quickly to give people certainty.  The aim is that by the end of June, everyone knows clearly where they stand.

8.              What are we doing to prevent our competitors from benefiting — in terms of market share, business opportunities, etc. — as a result of our being acquired?

The most important thing we can do is to remain focused on the work at hand and deliver on our commitments to our customers and stockholders throughout the transition period.

When MJN merges into RB, the combined organization will benefit from the best of both companies — relative to capabilities, consumer focus and a shared commitment to quality,

excellence and continuous improvement — which will strengthen our competitive advantage and ability to succeed in the marketplace.

As part of RB, MJN will benefit from added scale, greater diversification and larger sources of investment.  We expect this combination to notably expand overall growth opportunities and allow MJN to serve more consumers in more ways and places.

9.              Will we get to keep Concur — a great system that the team loves?

During the Q&A session at the Evansville Town Hall held on Monday, February 13, RB CEO Rakesh Kapoor indicated that RB uses the Concur travel and expense system.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains certain statements with respect to a transaction involving Mead Johnson and Reckitt Benckiser Group plc that are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the fact they use words such as “should,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe” and other words and terms of similar meaning and expression. Forward-looking statements can also be identified by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations that involve inherent risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this communication. These risks include, but are not limited to: (1) the possibility that a transaction will not be consummated or delays in consummating the transaction; (2) adverse effects on the market price of Mead Johnson’s common stock and on Mead Johnson’s operating results because of a failure to complete the transaction; (3) negative effects relating to the announcement of the transaction or any further announcements relating to the transaction or the entrance into or consummation of the transaction on the market price of Mead Johnson’s stock; (4) unanticipated difficulties or expenditures relating to the transaction; (5) legal proceedings instituted against Mead Johnson and others in connection with the transaction; (6) disruptions of current plans and operations caused by the announcement and pendency of the transaction; (7) potential difficulties in employee retention as a result of the announcement and pendency of the transaction; (8) the response of customers, distributors, suppliers and competitors to the announcement of the transaction; (9) the ability to sustain brand strength, particularly the Enfa family of brands; (10) the effect on the company’s reputation of real or perceived quality issues; (11) the effect of regulatory restrictions related to the company’s products; (12) the adverse effect of commodity costs; (13) increased competition from branded, private label, store and economy-branded products; (14) the effect of an economic downturn on consumers’ purchasing behavior and customers’ ability to pay for product; (15) inventory reductions by customers; (16) the adverse effect of changes in foreign currency exchange rates; (17) the effect of changes in economic, political and social conditions in the markets where we operate; (18) changing consumer preferences; (19) the possibility of changes in the Women, Infants and Children (WIC) program, or participation in WIC; (20) legislative, regulatory or judicial action that may adversely affect the company’s ability to advertise its products, maintain product margins, or negatively impact the company’s reputation or result in fines or penalties that decrease earnings; and (21) the ability to develop and market new, innovative products.

Where, in any forward-looking statement, we or our management expresses an expectation or belief as to future results or actions, there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. Our actual results may differ materially from our expectations, plans or projections. Forward-looking statements are only predictions and estimates, which are inherently subject to risks, trends and uncertainties, many of which are beyond our ability to control or predict with accuracy and some of which might not even anticipate. There can be no assurance that we will achieve our expectations and we do not assume responsibility for the accuracy and completeness of the forward-looking statements. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements as a result of many factors, including the risk factors described in the risk factor section of our reports filed with the Securities and Exchange Commission (“SEC”). Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of Mead Johnson.

All forward-looking statements included in this communication are based upon information available to Mead Johnson as of the date of this communication, and we assume no obligation to update or revise any such forward-looking statements except as required by law.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the transaction. In connection with the transaction, Mead Johnson will file a proxy statement and other materials with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MEAD JOHNSON AND THE TRANSACTION.

Mead Johnson’s investors and security holders will be able to obtain a free copy of these documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors will be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) at Mead Johnson’s Website at www.meadjohnson.com or by contacting Mead Johnson:

Investors: Kathy MacDonald, 847-832-2182, kathy.macdonald@mjn.com or

Media: Christopher Perille, 847-832-2178, chris.perille@mjn.com

Participants in the Solicitation

Mead Johnson and its officers and directors may be deemed to be participants in the solicitation of proxies from Mead Johnson stockholders with respect to the transaction. Information about Mead Johnson officers and directors and their ownership of Mead Johnson common shares is set forth in the proxy statement for Mead Johnson’s 2016 Annual Meeting of Stockholders, which was filed with the SEC on April 4, 2016, and in other documents filed with the SEC by Mead Johnson and its officers and directors. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the transaction by reading the preliminary and definitive proxy statements regarding the transaction, which will be filed by Mead Johnson with the SEC.